Exhibit 10.43
ADMINISTRATIVE SERVICES AGREEMENT
     This Administrative Services Agreement (the “Agreement”) entered into this 11th day of October, 2011, but effective as of the 1st day of January, 2011 (the “Effective Date”) by and among Armstrong Energy, Inc. (“Armstrong Energy”), a Delaware corporation formerly known as Armstrong Land Company, LLC with an address of 7733 Forsyth Boulevard, Suite 1625, St. Louis, Missouri 63105, Armstrong Resource Partners, L.P. (“ARP”), a Delaware limited partnership formerly known as Elk Creek, L.P., having an address of 7733 Forsyth Boulevard, Suite 1625, St. Louis, Missouri 63105, and Elk Creek GP, LLC (“Elk Creek GP”), a Delaware limited liability company and the managing general partner of ARP having an address of 7733 Forsyth Boulevard, Suite 1625, St. Louis, Missouri 63105.
     Whereas, The Parties hereto desire, by their execution of this Agreement, to evidence the terms and conditions upon which Armstrong Energy will provide certain services to the ARP Entities.
Now, Therefore, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE 1: DEFINITIONS AND CONSTRUCTION
     1.1 Definitions. The definitions set forth below shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “Adjusted Administrative Services Fee” shall have the meaning set forth in Section 2.5.
     “Administrative Services Fee” shall have the meaning set forth in Section 2.3(a).
     “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, a Person shall only be considered an “Affiliate” of the general partner of ARP, as applicable, if such Person owns, directly or indirectly, 50% or more of the voting securities of such general partner or otherwise possesses the sole power to direct or cause the direction of the management and policies of such general partner; further provided, however, that for purposes of this Agreement, Armstrong Energy nor any of its Affiliates shall be deemed to be Affiliates of the ARP Entities and vice versa.
     “Agreement” shall mean this Administrative Services Agreement, as it may be amended, modified, or supplemented from time to time.
     “Armstrong Energy” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “ARP” shall have the meaning set forth in the introductory paragraph of this Agreement.

     “ARP Entities” shall mean ARP, Elk Creek GP, and any Affiliate controlled (and only so long as such Affiliates are controlled) by ARP or Elk Creek GP (as the term “control” is used in the definition of “Affiliate”) but excluding Armstrong Energy or any of its Affiliates.
     “Confidential Information” shall mean information not generally known or publicly available about the operations of a Entity relating to sales, marketing, or other services provided to customers; operation of or proposed changes to, such Entity’s assets; the plans and strategies dealing with the business of the Entity; or other competitively sensitive information of any Entity. Confidential Information includes non-public information regarding prices, costs, margins, volumes and contractual terms for any particular customer; any method, tool or computer program used to determine prices for any asset; all plans or strategies used or adopted to negotiate, target or identify a particular customer for any asset; all information regarding plans and prospective budgets to expand or build a new facility or mineral reserve; all information regarding a proposal to buy an existing facility or mineral reserve; and capacity, production or utilization of any facility or mineral reserve.
     “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Elk Creek GP” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Entities” shall mean Armstrong Energy or any of its Affiliates and the ARP Entities and any of their Affiliates.
     “Fixed Charges Fee” shall have the meaning set forth in Section 2.3(b).
     “Independent Director” shall mean an individual director who meets the independence, qualification and experience requirements established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder and by the Nasdaq National Market.
     “Party” shall mean any one of the Persons that executes this Agreement.
     “Payment Default” shall mean the failure of an Entity or Party as applicable to pay the invoices described in Section 2.4 on or before the 30th day following the end of each fiscal quarter.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Proposed Fee” shall have the meaning set forth in Section 2.5.
     “Screening Officer” shall mean the chief legal officer or general counsel for each of Armstrong Energy and ARP Entities, or in the absence of such a Person, outside legal counsel selected by the President of any of the foregoing Entities.

     “Services Standard” shall mean, with respect to the performance of the Services, the good faith undertaking, on a commercially reasonable basis, to perform the Services in all material respects in compliance with applicable laws and prudent industry practices.
     “Services” shall have the meaning set forth in Section 2.1.
     “Shared Employees” shall mean employees of Armstrong Energy or its Affiliates providing Shared Services.
     “Shared Services” shall mean services provided by employees of Armstrong Energy or its Affiliates to both Armstrong Energy Entities and the ARP Entities, and such services shall include, but not be limited to, management, human resources, information technology, financial and accounting services, legal services and such other services.
     1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE 2: SERVICES
     2.1 Services. Beginning on the Effective Date, subject to the terms of this Article 2 and in exchange for the payment described in Section 2.3, Armstrong Energy hereby agrees to provide each of the ARP Entities with such general administrative and management services, including but not limited to human resources, information technology, financial and accounting services, legal services and other services (the “Services”) as may be necessary to manage the business of the ARP Entities, as applicable, in accordance with the Services Standard; it being understood and agreed by the Parties that in connection with the provision of such Services, Armstrong Energy shall employ or otherwise retain such personnel as may be necessary to provide the Services.
     2.2 Provision of Insurance. Armstrong Energy hereby agrees to cause each of the ARP Entities to be named as additional insureds in Armstrong Energy’s insurance program, as in effect from time to time. Each of the ARP Entities shall be allocated, and pay for, such insurance coverage in an amount equal to Armstrong Energy’s cost of insuring the assets and operations of such partnership entities.
     2.3 Payment for Services.
     (a) As remuneration for the provision to the ARP Entities of the Services, Armstrong Energy shall be entitled to receive, and the ARP Entities agree to pay to Armstrong Energy, an amount equal to the percentage of each Armstrong Energy employee’s compensation allocable to the ARP Entities, which shall be equal to $60,000.00 per month until December 31, 2011. In addition the ARP Entities shall pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the Services provided to such entities by Armstrong Energy. The aggregate amount payable by the ARP Entities to Armstrong Energy pursuant to this Section 2.3(a) with respect to a given period of time shall be referred to herein as the “Administrative Services Fee.” It is the intention of the Parties that the Administrative Services Fee represents fair and reasonable compensation to Armstrong Energy for the ARP Entities’ allocable share of the base salaries, employer costs for employee benefits, bonuses paid and provided to such personnel by Armstrong Energy or any of its Affiliates. The amount of the Administrative Services Fee shall not be adjusted except in accordance with Section 2.5, notwithstanding any change in personnel or the Services provided to any of the ARP Entities.
     (b) In addition, the ARP Entities shall pay Armstrong Energy an aggregate annual amount of $279,996.00 ($69,999.00 per quarter) for certain shared fixed costs including, but not limited to, overhead expenses, office leases, telephone and office equipment leases, and other similar items (the “Fixed Charges Fee”). It is the intention of the Parties that the Fixed Charges Fee represents fair and reasonable remuneration to Armstrong Energy for the ARP Entities’ use of the facilities and equipment of Armstrong Energy and its Affiliates. The amount of the Fixed Charges Fee shall not be adjusted except in accordance with Section 2.5.
     2.4 Invoices. Armstrong Energy shall invoice the ARP Entities on or before ten days following the end of each fiscal quarter for the Administrative Services Fee and the Fixed Charges Fee for such quarter. All invoices shall be due and payable on the 30th day following the end of each fiscal quarter.
     2.5 Annual Reallocation. On or about December 1 of each year, Armstrong Energy shall submit for approval a new estimate of the Administrative Service Fee and the Fixed Charges Fee (together, the “Proposed Fee”) to the Conflicts Committee of the Board of Directors of Armstrong Energy. The Proposed Fee will reflect any changes in personnel of Armstrong Energy or its Affiliates who are performing the Services, changes in each such employee’s compensation and Armstrong Energy’s good faith estimate of the time each such employee will spend performing Services on behalf of each of the ARP Entities taking into account prior performance and future expectations. The Proposed Fee shall also reflect Armstrong Energy’s good faith estimate of the amount of fixed costs allocable to the ARP Entities. Once approved by the Conflicts Committee of the Board of Directors of Armstrong Energy, or pursuant to the provisions of Section 2.6, the Proposed Fee shall become part of this Agreement and replace the existing Administrative Service Fee and the Fixed Charges Fee until such time as a new Proposed Fee is approved in accordance with the provisions of this Section 2.5 or Section 2.6.
     In addition, Armstrong Energy shall prepare a schedule detailing the variance between the estimated allocation of time spent by its personnel on behalf of each of the ARP Entities in the past fiscal year (the “Adjusted Administrative Services Fee”) and submit such schedule for approval to the Conflicts Committee of the Board of Directors of Armstrong Energy. Upon approval by the Conflicts Committee of the Board of Directors of Armstrong Energy, or pursuant to the provisions of Section 2.6, the difference between the Administrative Services Fee paid and the Adjusted Administrative Services Fee shall be paid by or reimbursed (as applicable by the context) within 60 days of the fiscal year end.

     2.6 Disputes. Should there be a dispute over the nature or quality of the Services, the calculation and allocation of the Administrative Services Fee in connection with a Proposed Fee, the allocation of fixed charge in connection with the Fixed Charges Fee or the Adjusted Administrative Services Fee, or a request for reimbursement of expenses pursuant to Section 2.11, Armstrong Energy and the ARP Entities shall first attempt to resolve such dispute, acting diligently and in good faith, using the past practices of such Parties and documentary evidence of costs as guidelines for such resolution. If, following good faith negotiation, the Parties cannot resolve any dispute after thirty (30) days, the dispute shall be resolved by binding arbitration in St. Louis, Missouri or another location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys’ fees. Any such arbitration shall be conducted by an arbitrator experienced in the coal mining industry and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with either of the Parties. An award of arbitration may be confirmed in a court of competent jurisdiction.
     2.7 Representations Regarding Use of Services. The ARP Entities and represent and agree that it will use the Services only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the reasonable conditions, rules, regulations, and specifications that may be set forth in any manuals, materials, documents, or instructions furnished from time to time by Armstrong Energy to such entities. Armstrong Energy reserves the right to take all actions, including, without limitation, termination of any portion of the Services, that it reasonably believes is required to assure compliance with applicable laws and regulations.
     2.8 Warranties; Limitation of Liability. The Services shall be provided in accordance with the Services Standard. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, ARMSTRONG ENERGY MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES. IN NO EVENT SHALL ARMSTRONG ENERGY OR ANY OF ITS AFFILIATES BE LIABLE TO ANY OF THE PERSONS RECEIVING ANY SERVICES OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SUCH SERVICE, REGARDLESS OF WHETHER THE PERSON PROVIDING SUCH SERVICE, ITS AFFILIATES, OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT, EXCEPT TO THE EXTENT SUCH EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARE PAID BY THE PARTY INCURRING SUCH DAMAGES TO A THIRD PARTY.
     2.9 Force Majeure. Armstrong Energy shall have no obligation to perform the Services if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strike, failure of essential equipment, or any other cause or circumstance, whether similar or dissimilar to the foregoing causes or circumstances, beyond the reasonable control of Armstrong Energy.

     2.10 Affiliates. At its election, Armstrong Energy may cause one or more of its Affiliates or third party contractors reasonably acceptable to the Party receiving any Services to provide such Services; provided, however, Armstrong Energy shall remain responsible for the provision of such Services in accordance with this Agreement.
     2.11 Expenses. Notwithstanding anything to the contrary, the ARP Entities agree to reimburse Armstrong Energy for any services provided by third parties (including, without limitation, legal services, accounting and audit services, engineering services or other professional services) performed on or for the benefit of the ARP Entities, within thirty (30) days of a request for such reimbursement by Armstrong Energy.
ARTICLE 3: CONFLICTS OF INTEREST; CONFIDENTIALITY
     3.1 Shared Services. Employees of Armstrong Energy or its Affiliates may be assigned to perform Shared Services for all or any of the ARP Entities and Armstrong Energy. Employees of Armstrong Energy or its Affiliates performing Shared Services may be appointed to officer positions (including executive officer positions) at the ARP Entities or their respective controlled Affiliates. As a result of their performance of Shared Services, Shared Employees may obtain Confidential Information that relates to the ARP Entities and Armstrong Energy. To the extent any Shared Employee becomes privy to Confidential Information of any Parties or their respective Entities for which such employee does not perform Services, such Shared Employee must report that fact and the nature of the Confidential Information to the Screening Officers who will maintain a record of the name of the person, the date of the report, and the nature of the Confidential Information obtained by the Shared Employee.
     3.2. Confidential Information. Except as expressly permitted by the Screening Officers and to the extent required to effectively perform the Shared Services, (i) Shared Employees shall not disclose Confidential Information of Armstrong Energy or its Affiliates to any director, officer or employee associated solely with the ARP Entities, including Independent Directors of any of the ARP Entities; and (ii) Shared Employees shall not disclose Confidential Information of the ARP Entities or their Affiliates to any director, officer or employee associated solely with Armstrong Energy, including Independent Directors of Armstrong Energy. Shared Employees should seek guidance on the foregoing restrictions from the Screening Officers to the extent that they are uncertain as to an appropriate course of action.
ARTICLE 4: MISCELLANEOUS
     4.1 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware.
     4.2 Termination. Any party hereto may terminate this Agreement by providing written notice to the other Parties of its intention to terminate this Agreement, which notice must be provided at least 90 days prior to such termination. Armstrong Energy may terminate this Agreement by providing 30 days’ prior written notice to any of the ARP Entities at any time during which a Payment Default has occurred and is continuing for a period of more than 30 days.
     4.3 Notices. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Party to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person, by facsimile or electronic mail to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or by electronic mail shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth above, or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.3.
     4.4 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     4.5 Waiver. No Party’s express or implied waiver of, or consent to, any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     4.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the agreement of all the Parties affected by any such amendment.
     4.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties.
     4.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     4.9 Severability. If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     4.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     4.11 Withholding or Granting of Consent. Unless the consent or approval of a Party is expressly required not to be unreasonably withheld (or words to similar effect), each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

     4.12 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party hereto shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     4.13 Rights of Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no Limited Partner or other Person shall have the right to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     In Witness Whereof, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first set forth above.

Armstrong Resource Partners, L.P.

By: Elk Creek GP, LLC, its general partner

/s/ Martin D. Wilson
By: Martin D. Wilson, Manager

Elk Creek GP, LLC

/s/ Martin D. Wilson
By: Martin D. Wilson, Manager

Armstrong Energy, Inc.

/s/ Martin D. Wilson
By: Martin D. Wilson, President